                                                                    EXHIBIT 12.1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        FISCAL YEAR ENDED JANUARY 31,
                                               -----------------------------------------------
                                                1998      1997      1996      1995      1994
                                               -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Earnings before fixed charges:
  Income before income taxes.................  $76,640   $36,710   $17,953   $ 2,398   $ 6,269
  Fixed charges..............................   16,914     9,877    10,004     9,202    10,387
                                               -------   -------   -------   -------   -------
                                               $93,554   $46,587   $27,957   $11,600   $16,656
                                               =======   =======   =======   =======   =======
Fixed charges................................  $16,914   $ 9,877   $10,004   $ 9,202   $10,387
                                               =======   =======   =======   =======   =======
Ratio of earnings to fixed charges...........      5.5x      4.7x      2.8x      1.3x      1.6x
                                               =======   =======   =======   =======   =======